Exhibit 99.1

Angelica Announces First Quarter Fiscal Year 2008 Results

ST. LOUIS--(BUSINESS WIRE)--Angelica Corporation (NYSE: AGL), announced today financial results for its first quarter fiscal year 2008 ended April 26, 2008. In addition, the Company confirmed that it continues to work with Lehman Brothers Merchant Banking to complete the shareholder and regulatory events necessary to consummate the sale of Angelica to a Lehman subsidiary, announced on May 23, 2008.

Revenues for the first quarter of fiscal 2008 were $109.7 million, up 1.8% from $107.8 million for the first quarter of fiscal 2007, despite the closure of the Edison, New Jersey service center in the fourth quarter of fiscal 2007. Approximately $3.7 million of revenues in the first quarter of fiscal 2007 were generated from the Edison service center. Total healthcare revenues increased 2.5% in the first quarter of fiscal 2008 from the first quarter of fiscal 2007

Gross profit for the first quarter of fiscal 2008 was $18.9 million, up 32.1 % from $14.3 million in the first quarter of fiscal 2007. Gross margin for the first quarter of fiscal 2008 was 17.2%, up from 13.3% in the first quarter of fiscal 2007. Gross profit for the first quarter of fiscal 2007 for the closed Edison service center was a loss of $1.7 million. Gross margin for the first quarter of fiscal 2007, excluding the Edison service center, would have been 15.4%.

SG&A expenses for the first quarter of fiscal 2008 were $13.5 million, up slightly from $13.4 million in the first quarter of fiscal 2007. As a percentage of revenue, SG&A was 12.3% in the first quarter of fiscal 2008 versus 12.4% in the first quarter of fiscal 2007. SG&A in the first quarter of fiscal 2008 included $0.4 million for expenses related to the pending sale of the company.

Net income for the first quarter of fiscal 2008 was $2.1 million versus a net loss of $1.1 million in the first quarter of fiscal 2007. Net income was $0.22 per share in the first quarter of fiscal 2008 versus a loss of $0.12 per share in the first quarter of fiscal 2007.

Commenting on the results, Steve O’Hara, president and chief executive officer, stated, “We are pleased that our business rebounded in the fiscal first quarter 2008 as projected, enabling the signing of the Definitive Merger Agreement on May 22, 2008 with Lehman Brothers Merchant Banking.”

Angelica Corporation, traded on the New York Stock Exchange under the symbol AGL, is a leading provider of textile rental and linen management services to the U.S. healthcare market. More information about Angelica is available on its website, www.angelica.com.

Forward-Looking Statements

Any forward-looking statements made in this document reflect the Company's current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that may cause actual results to differ materially from those set forth in these statements. These potential risks and uncertainties include, but are not limited to, competitive and general economic conditions, the ability to retain current customers and to add new customers in competitive market environments, competitive pricing in the marketplace, delays in the shipment of orders, availability of labor at appropriate rates, availability and cost of energy and water supplies, the cost of workers' compensation and healthcare benefits, the ability to attract and retain key personnel, the ability of the Company to recover its seller note and avoid future lease obligations as part of its sale of Life Uniform, the ability of the Company to execute its strategy of providing delightful service to every customer every day pursuant to its fiscal 2005 reorganization, unusual or unexpected cash needs for operations or capital transactions, the effectiveness of the Company’s initiatives to reduce key operating costs as a percent of revenues, the ability to obtain financing in required amounts and at appropriate rates and terms, the ability to identify, negotiate, fund, consummate and integrate acquisitions, costs and expenses that may result from efforts associated with the pending sale of the Company (including those that may be caused by having management’s full attention distracted by that process as well as unfavorable consequences that could result from a failure to complete the sale), and other factors which may be identified in the Company's filings with the Securities and Exchange Commission.

Unaudited condensed consolidated results for first quarter ended April 26, 2008 compared with same period ended April 28, 2007 (dollars in thousands, except per share amounts):

	First Quarter Ended
	April 26,	April 28,	Percent
	2008	2007	Change

Revenues	$109,704	$107,777	1.8%
Cost of services	(90,838)	(93,496)	-2.8%
Gross profit	18,866	14,281	32.1%
Selling, general and administrative expenses	(13,537)	(13,398)	1.0%
Amortization of other acquired assets	(951)	(1,063)	-10.5%
Other operating income, net	338	198	70.7%
Income from operations	4,716	18	nm
Interest expense	(1,875)	(2,336)	-19.7%
Non-operating income, net	169	262	-35.5%
Income (loss) before income taxes	3,010	(2,056)	nm
Income tax (provision) benefit	(922)	915	nm
Net income (loss)	$2,088	$(1,141)	nm

Basic earnings (loss) per share	$0.22	$(0.12)	nm

Diluted earnings (loss) per share	$0.22	$(0.12)	nm

Unaudited condensed consolidated balance sheets as of April 26, 2008 and January 26, 2008
(dollars in thousands):

	April 26,	January 26,
	2008	2008
ASSETS
Current Assets:
Cash	$2,832	$3,258
Receivables, less reserves of $849 and $926	60,545	63,803
Linen inventory	50,242	48,547
Prepaid expenses and other current assets	14,866	15,079
Total Current Assets	128,485	130,687
Property and Equipment, net	96,420	92,343
Goodwill	49,259	49,259
Other Acquired Assets, net	32,978	33,929
Other Long-Term Assets	12,374	14,191

Total Assets	$319,516	$320,409

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$34,763	$33,902
Accrued wages and other compensation	6,824	6,186
Other accrued liabilities	22,850	25,702
Total Current Liabilities	64,437	65,790
Long-Term Debt, less current maturities	86,200	90,000
Other Long-Term Obligations	12,620	13,156
Shareholders' Equity	156,259	151,463

Total Liabilities and Shareholders' Equity	$319,516	$320,409

Unaudited condensed consolidated statements of cash flows for the quarters ended April 26, 2008 and April 28, 2007

	First Quarter Ended
	April 26,	April 28,
(Dollars in thousands)	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES
Income (loss) from continuing operations	$2,088	$(1,141)
Non-cash items included in income (loss) from continuing operations:
Depreciation	3,416	3,631
Amortization	1,294	1,454
Deferred income taxes	922	(1,065)
Cash surrender value of life insurance	(292)	(302)
Gain on sale of assets	(91)	(29)
Change in working capital components of continuing operations	2,825	(4,829)
Other, net	261	(821)
Net cash provided by (used in) operating activities of continuing operations	10,423	(3,102)
CASH FLOWS FROM INVESTING ACTIVITIES
Expenditures for property and equipment	(6,928)	(2,144)
Disposals of assets	103	70
Life insurance premiums paid, net	(143)	(144)
Net cash used in investing activities of continuing operations	(6,968)	(2,218)
CASH FLOWS FROM FINANCING ACTIVITIES
Repayments of long-term debt	(37,900)	(32,866)
Borrowings of long-term debt	34,100	36,300
Repayments of life insurance policy loans	(5,563)	(8,298)
Borrowings from life insurance policy loans	6,815	8,514
Dividends paid	(1,045)	(1,037)
Exercise of stock options	49	658
Net cash (used in) provided by financing activities of continuing operations	(3,544)	3,271
CASH FLOWS FROM DISCONTINUED OPERATIONS
Operating cash flows	(337)	(12)
Net decrease in cash	(426)	(2,061)
Balance at beginning of year	3,258	6,254
Balance at end of period	$2,832	$4,193

CONTACT:
Angelica Corporation
Jim Shaffer, Chief Financial Officer, 314-854-3800
or
Integrated Corporate Relations, Inc.
Devlin Lander, 415-292-6855